EXHIBIT 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of PrivateBancorp, Inc. pertaining to the 2007 Long-Term Incentive Compensation Plan of our report dated May 2, 2008, relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q/A for the quarter ended March 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois
May 23, 2008